KEYON COMMUNICATIONS HOLDINGS, INC.

Corporate Overview and the Broadband Portion of the
American Recovery and Reinvestment Act of 2009

The Expansion of Broadband Throughout the United States

July 15, 2009

This presentation includes forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations or forecasts of future events.  Words such as “expect,” “may,” “anticipate,” “intend,” “would,” “will,” “plan,” “believe,” “estimate,” “should,” “could,” “might,” “potential,” “predict,” or the negative and plural of those terms, and similar expressions, identify forward-looking statements. Forward-looking statements in this presentation include express or implied statements concerning our future revenues, prior and potential acquisitions, expenditures, capital or other funding requirements, the adequacy of our current cash and working capital balances to fund our present and planned operations and financing needs, expansion of and demand for our product and services offerings, the growth of our business and operations as well as future economic and other conditions both generally and in our specific geographic and product and service markets. These statements are based on our estimates, projections, beliefs and assumptions, and relate only to events, as of the date the forward-looking statements are made, are not guarantees of future performance and are subject to risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. We caution that these risk factors are not necessarily all of the factors that could cause our actual future results, performance and achievements to differ materially from those expressed in forward-looking statements made by or on behalf of us in this presentation. Other unknown or unpredictable factors could also harm our results. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.  We qualify all of our forward-looking statements by these cautionary statements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

ACTUAL COVERAGE FOR ILLINOIS
HQ
SERVICE TERRITORIES

KeyOn Company Overview

Solely focused on delivering wireless broadband to rural
and underserved markets for 7 years

KeyOn is the leader in the industry

Network currently covers 11 states, ~50,000 square miles
and over 2.3 million people

Existing scalable base of operations with systems
designed for the provision of broadband services

382 towers and 44 Hub sites

Existing distribution channels and database of customers

Cost-effective Internet termination agreements

Currently deploying state-of-the-art OSS: CRM/billing with
trouble ticket/inventory

Founded by telecom entrepreneurs to help bridge the
“digital divide”

Management has operated/built: paging, regional cellular,
undersea fiber optic cable networks

Growth through acquisitions and organic deployments

KeyOn Communications is the largest US rural wireless broadband company(1) with a strong history of delivering broadband to rural communities

Company Profile

Founded: 2002

Subscribers: ≈ 15,000

Residential and
Commercial Subscribers

Ticker: “KEYO” (OTCBB:KEYO)

Shares Outstanding: ~13M

Headquarters – Omaha, NE

Services

High Speed Broadband

Voice (VoIP)

Video (Satellite)

+EBITDA since Q4-08(2)

(2)         “EBITDA” is a measurement used by KeyOn Communications to monitor business performance and is not a recognized measure under GAAP (generally accepted accounting principles). Accordingly, investors are cautioned in using or relying upon this measure as an alternative to recognized GAAP measures. EBITDA” is defined as earnings or loss from operations adjusted for depreciation, amortization, goodwill impairment and non-cash stock based compensation expenses. EBITDA should not be construed as an alternative to operating loss as defined by GAAP.

(1)         Broadband Wireless Exchange Magazine Website (www.bbwexchange.com/wireless_isp/)

Illinois Map is Indicative of In-State Coverage

keyon

Penetration Rate
CAGR* 23.3%
CAGR* 14.2%
CAGR* 13.8%

Source:  Pew Internet & American Life Project, Home Broadband Adoption 2008.

* Represents compounded penetration growth rate from 2005 – 2008.

Large Rural Market Opportunity

Relative to other developed countries, the US is ranked 15th in broadband penetration.(1)
The lack of broadband penetration in rural America is a significant contributing factor.

(1)       Source: Organization for Economic Cooperation and Development

25%

31%

38%

46%

49%

60%

44%

52%

57%

0%

10%

20%

30%

40%

50%

60%

Rural

Suburban

Urban

2006

2007

2008

KeyOn’s Experienced Management Team

Jonathan Snyder - President and Chief Executive Officer, Director, Founder

Private equity with Clarity Partners and Pacific Capital Group

Founding shareholder and management of Global Crossing

Investment banking at Bear, Stearns & Co. Inc.

Robert Handell - Chief Operating Officer, Executive VP, Director, Founder

President, Edison Source, an Edison International Company

EVP and COO, BellSouth MobileComm

VP, Sales, Marketing and Customer Service, Bell Atlantic Mobile Systems

Jason Lazar - Vice President, Corporate Development & General Counsel, Founder

Initial member of ITU Ventures

Practiced complex civil litigation and corporate law in NY and NJ

Holds JD from Cardozo School of Law

Annette Eggert, CPA - Chief Financial Officer

Director Finance/Controller, Interpublic Group of Companies

Controller and other senior finance positions, Connectivity Solutions, a subsidiary of CommScope

Rory Erchul - Vice President Marketing and Sales

VP Marketing & Customer Care, Allegiance Communications

Director of Marketing, CableOne

The core leadership team at KeyOn possesses nearly 100 years of telecommunications experience

National Telecommunications and Information Administration (NTIA) under the
Department of Commerce

$4.7 billion in grants under Broadband Technology Opportunity Program (“BTOP”)

Rural Utilities Service (RUS) under the Department of Agriculture

$2.5 billion grants and loans for the rurally targeted Broadband Infrastructure Program
(“BIP”)

Broadband Stimulus Expansion under ARRA

The American Recovery and Reinvestment Act of 2009 has allocated $7.2B for Broadband
Expansion

Broadband Stimulus Funds provide an opportunity for KeyOn to enable job creation and economic development by extending its reach throughout the Heartland of America

Overview of ARRA

Bridging the “Digital Divide” through ARRA’s broadband goals

Provide Broadband access to unserved, underserved, and rural areas

Improve broadband connectivity to community anchors (schools, hospitals, libraries) and vulnerable populations

Stimulate demand, economic growth, job creation

NoFA highlights include:

Applications for rural markets (as defined) are required to be submitted to the RUS first

Broadband defined using the current FCC classification but rewards much faster speeds

“Nondiscrimination and Interconnection” requirements

ARRA Broadband funds will be disbursed across 3 funding rounds

Rules for future rounds will be published under separate NoFAs

It’s believed that the three rounds will be staggered

The NTIA and RUS published a joint “Notice of Funds Available” on July 1st describing the application rules and procedures

Key Round 1 Dates

July 7-24     Various NTIA/RUS workshops for potential applicants

August 14    Deadline for submission of applications

November 7  Approximate date for commencement of awards

Post-NoFA Reaction

“Although some parts of the project… are still likely to be sufficient administrative and regulatory requirements to discourage the seeking of funds by the larger service providers.”

“Vendors will benefit most directly as money is spent on this new infrastructure, with fixed wireless and other rural-suitable technologies the most likely winners of the stimulus windfall.”

Broadband Stimulus Rules Announced in U.S., Net Neutrality Enshrined

Global Insight, July 2, 2009

With the recent release of the NoFA, industry insiders are already handicapping those best positioned to benefit from the grants under the Rural Utility Service (RUS)

“Since the broadband openness rules will apply in perpetuity to projects, it’s unlikely that any of the nation’s largest mobile carriers will apply for such funds”

$4Billion in Broadband Stimulus Grants Tied to Strict Net Neutrality Rules

Wired, July 1, 2009

“…it makes any attempt for stimulus money in an urban city a virtual impossibility… we felt like we had a number of very good candidate projects that fit.”

Broadband Stimulus Excludes Urban Areas, Says City CIO

Government Technology, July 8, 2009

KeyOn’s Reaction to the NoFA

KeyOn continues to believe it is well positioned to be successful under ARRA

RUS and NTIA struck the right balance and took a significant step forward in addressing the needs of rural America

121 page, thorough NoFA was completed and posted on July 1st, as promised

Process appears to be transparent and fair

Addresses America’s biggest broadband need: unserved and underserved rural America

KeyOn applauds the agencies’ requirement for last-mile coverage of entire census blocks, ensuring that all of the needy customers have access

With respect to RUS, disbursements of $1.2 Billion are allocated to last-mile projects, with an additional
$325 million as a reserve… therefore over 50% of the total funds can be disbursed in round 1

Adjusted application strategy, but vastly the same plan post-NoFA

Compressed timeframe - originally thought 8 to 12 weeks post NoFA, instead it is 6 weeks (which is consistent with ARRA goals)

Due to months of pre-NoFA work, KeyOn is fine-tuning its application strategy

If successful, KeyOn would significantly increase its network footprint to communities in rural
America

Consistent with KeyOn’s existing business plan: KeyOn’s business plan is to serve rural and underserved markets

Expects to leverage its current operations and experience (the average population of our existing markets is 4,604 people(1))

(1)

Excludes Company’s initial market launch in Las Vegas, NV

KeyOn’s Pursuit of ARRA Funding

KeyOn products will include affordable next generation broadband and digital phone (VoIP)

Intends to deliver fourth-generation (4G) wireless broadband (WiMAX) services

Similar technology is currently being introduced in major metropolitan markets by large providers (e.g.,
Clearwire Corporation)

A world class team has been assembled to pursue ARRA funds

Interactive Broadband Consulting Group (IBB), the premier telecom consultancy, is leading application effort

Internal and external experts have been working diligently to prepare for first round applications

In advanced discussions with some of the largest WiMAX vendors and integrators in the world

KeyOn’s financial analysis supports the viability of the projects by taking a granular view

Actively seeking out wholesale, governmental, and not-for-profit partnerships

Working with/seeking out those that potentially will not be positioned to take advantage of ARRA

We intend to serve and partner with critical community facilities (schools, hospitals, libraries, etc.) in an economical way

KeyOn intends to apply for a combination of grants and loans to deploy next-generation broadband services that, if successful, will increase our footprint by as much as 5-fold in approximately 16 states

Staying true to KeyOn’s mission of bringing broadband to rural areas, KeyOn  will apply to
RUS’ BIP  (as is required in the NoFA), but may also apply to NTIA’s BTOP

Why KeyOn Is Well Positioned to Receive Funding

History of execution and performance

KeyOn has been addressing rural broadband needs well before the existence of ARRA

Business plan seeks to significantly expand the KeyOn network

To date, KeyOn hasn’t relied on federal/state grants or loans… instead relying upon private funding sources and operational success to fund growth

KeyOn’s business plan is aligned with key NTIA and RUS objectives

Rapid deployment to the largest number of rural Americans, through the most cost effective delivery method

Sustainable business plan

Collaboration with other state and federal programs

KeyOn’s goals are consistent with the program’s goals

Increases penetration (availability/affordability)

Projects are “shovel ready”

Creates jobs in all states for field technicians, engineers, customer service, accounting/finance, etc.

KeyOn has a proven track record and expects to meet all ARRA criteria while providing a very efficient use of  government funds

Questions and Answer

Jonathan Snyder , KeyOn’s CEO will now take questions from the call participants

Due to the limited time, we ask that you limit your questions to just one.  If you’d like to follow up with KeyOn offline, please email us at john@liviakis.com.  Thank you for your understanding.

Thank you for joining today’s call